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Terrea Tamanaha

Primal Solutions, Inc.

(949) 221-8337

(949) 260-1515 Fax

terrea.tamanaha@primal.com

PRIMAL NAMES JOSEPH R. SIMRELL CHAIRMAN OF THE BOARD

IRVINE, CA., March 3, 2003 – Primal Solutions, Inc. (OTCBB:PSOL.OB), a leading provider of mediation and rating software for communications service providers, today announced that Joseph R. Simrell has been named to the Board of Directors of Primal and unanimously elected by the Board of Directors as Chairman of the Board, effective February 3, 2003. Mr. Simrell currently is Primal’s President, CEO and CFO. He has served as Primal’s President and CEO since January 31, 2003 and as CFO since January 1999.

“I appreciate the Board’s confidence in me and look forward to working with the rest of the Board members and the management team to move Primal forward,” said Mr. Simrell.

“We look forward to working with Joe as Chairman and CEO to grow Primal and add value on behalf of Primal’s shareholders. Joe Simrell is best qualified to lead the company toward those objectives,” said Lou Delmonico, Board member.

Primal also announced that Tim Hoolihan was named Vice President, Product Management and Marketing. Mr. Hoolihan has been with the Company since early 1998 and has served as Senior Director of Product Management, responsible for Primal’s strategic product and partner initiatives.

Prior to joining Primal, Mr. Hoolihan was a business consultant to technology companies, co-founded a venture-backed content aggregation service and was a commercial lawyer. He earned his bachelors and graduate degrees from the University of California, Berkeley.

About Primal

Primal Solutions, Inc. (OTCBB.PSOL.OB) is a communications software company offering solutions that enable service providers to generate revenue from their IP networks. Primal’s products include Access IM® Network Mediation, Connect RTR™ Real Time Rating and related services and solutions. The company is headquartered in Irvine, California. Information on Primal and its products can be obtained at www.primal.com <http://www.primal.com>.

Forward-looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of known and unknown risks and uncertainties that may cause the company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These include the company’s historic lack of profitability, end-use customers’ acceptance and actual demand, which may differ significantly from expectations, the need for the company to manage its growth, the need to raise funds for operations, and other risks associated with the regulation of the Internet and the telecommunications industry. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission.

Access IM is a registered trademark and Connect RTR is a trademark of Primal Solutions, Inc. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.